EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ARKANSAS BEST CHAIRMAN WILLIAM A. MARQUARD RETIRES;
ROBERT A. YOUNG III NAMED HIS SUCCESSOR

     (Fort Smith, Arkansas, July 23, 2004) — Arkansas Best Corporation (Nasdaq: ABFS) today announced that William A. Marquard, most recently Chairman of the Board of Arkansas Best Corporation has retired as of July 20, 2004. Robert A. Young III, Arkansas Best Corporation’s President and Chief Executive Officer was named the new Chairman of the Board by the company’s Board of Directors. Mr. Young will continue his current duties as President and Chief Executive Officer.

     “I want to thank Bill for the leadership he has given Arkansas Best Corporation during the last 16 years,” said Robert A. Young III, Arkansas Best Corporation Chairman of the Board, President and Chief Executive Officer. “During his tenure as Chairman, Bill oversaw numerous, significant events in our history including our taking the company private in 1988, our return to the public markets in 1992, our challenging 1995 acquisition of WorldWay Corporation and the growth of the corporation’s largest subsidiary, ABF Freight System, Inc., into one of the largest and most profitable transportation companies in the United States. During his tenure, Bill has tirelessly provided his knowledge and business acumen to Arkansas Best. In fact, since becoming our Chairman in 1988, Bill has never missed an Arkansas Best board meeting. Arkansas Best Corporation will forever benefit from the leadership provided by Bill Marquard.”

     Mr. Marquard joined Arkansas Best’s Board of Directors in November 1988, as Chairman, after the company went private as part of a leveraged buyout. Mr. Marquard has served as Chairman since that time. During the period from 1971 to 1992, Mr. Marquard served as Chairman of the Board and/or President and Chief Executive Officer of American Standard Inc.

     Robert A. Young III has worked for the company for 40 years, beginning his career in 1964 as the Supervisor of Terminal Operations for Arkansas Best Freight. He subsequently held positions as President of Data-Tronics, Arkansas Best’s information technology subsidiary, and Vice-President of Finance for Arkansas Best Corporation. In 1973, Mr. Young became President of Arkansas Best Corporation. He served as Chief Operating Officer of Arkansas Best Corporation from 1973 to 1988. Additionally, from 1979 through 1994, Mr. Young served as the President of ABF Freight System, Inc., guiding ABF through a period of tremendous growth that resulted in ABF becoming a nationwide motor carrier. In August 1988, he added the responsibility of Chief Executive Officer of Arkansas Best Corporation to his duties as President. Mr. Young has been a director of Arkansas Best since 1970.

     Arkansas Best Corporation, headquartered in Fort Smith, AR, is a diversified transportation holding company with two primary operating subsidiaries. ABF Freight System, Inc., in continuous service since 1923, provides national transportation of less-than-truckload (“LTL”) general commodities throughout North America. Clipper is an intermodal marketing company that provides domestic freight services utilizing rail and over-the-road transportation.

     Contact: Mr. David E. Loeffler, Senior Vice President, Chief Financial Officer and Treasurer

Telephone: (479) 785-6157

Mr. David Humphrey, Director of Investor Relations

Telephone: (479) 785-6200

END OF RELEASE